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As filed with the Securities and Exchange Commission on March 28, 2002

Registration No. 333-84050

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MITOKOR, INC.
(Exact name of Registrant as specified in its charter)

Delaware (After Reincorporation)	2834	33-0472944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

11494 Sorrento Valley Road
San Diego, California 92121
(858) 793-7800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Walter H. Moos, Ph.D.
Chief Executive Officer and Chairman of the Board of Directors
MitoKor, Inc.
11494 Sorrento Valley Road
San Diego, California 92121
(858) 793-7800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Scott M. Stanton, Esq. Christian Waage, Esq. Gray Cary Ware & Freidenrich LLP 4365 Executive Dr., Suite 1100 San Diego, CA 92121 (858) 677-1400	Gary J. Kocher, Esq. Preston Gates & Ellis LLP 701 5th Avenue, Suite 5000 Seattle, WA 98104 (206) 623-7580

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        The purpose of this Amendment No. 1 to the Registration Statement is solely to file certain exhibits to the Registration Statement, as set forth below in Item 16(a) of Part II.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

Registration fee	$5,520
NASD filing fee	6,500
Nasdaq National Market listing fee	100,000
Printing and engraving expenses	150,000
Legal fees and expenses	400,000
Accounting fees and expenses	400,000
Transfer agent and registrar fees	10,000
Miscellaneous fees and expenses	27,980

Total	$1,100,000

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers and other corporate agents under certain circumstances and subject to certain limitations. The registrant's certificate of incorporation and bylaws, which will become effective upon the closing of this offering, provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the registrant has entered into separate indemnification agreements with its directors and officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or willful misconduct).

        These indemnification provisions and the indemnification agreements entered into between the registrant and its directors and officers may be sufficiently broad to permit indemnification of the registrant's directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

        The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its directors and officers, and by the registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 15.    Recent Sales of Unregistered Securities.

        a)    On various dates between January 1, 1999 and December 31, 2001, the registrant issued options to approximately 100 employees, directors, consultants and other service providers to purchase up to a total of 1,250,518 shares of the registrant's common stock under the registrant's 1993 Stock Option Plan and 2000 Outside Directors Stock Option Plan. The exercise prices per share ranged from $0.80 to $2.00. No consideration was paid to the registrant by any recipient of any of the foregoing options for the grant of such options. From January 1, 1999 through December 31, 2001, 22 option holders exercised options for an aggregate of 99,377 shares of our common stock. The registrant has received aggregate consideration of approximately $53,500 in connection with the exercise of these options.

        b)    In February 2000, the registrant issued an aggregate of 500,000 shares of Series E convertible preferred stock to Chiron Corporation in connection with the purchase of the Mimotopes business. The shares of Series E convertible preferred stock were issued pursuant to an Asset Purchase Agreement dated February 7, 2000.

        c)    In August and September 2000, the registrant sold 2,511,681 shares of Series F convertible preferred stock to 28 investors in exchange for an aggregate purchase price of $18,837,608 in cash. The shares of Series F convertible preferred stock were sold pursuant to a Series F Preferred Stock Purchase Agreement dated August 24, 2000.

        d)    In June 2001, the registrant issued an aggregate of 1,847,625 shares of Series G convertible preferred stock and warrants to purchase 279,397 shares of Series G convertible preferred stock in connection with the merger with Apollo BioPharmaceutics, Inc. The shares of Series G convertible preferred stock and the warrants to purchase shares of Series G convertible preferred stock were issued in exchange for the outstanding shares of common stock and options and warrants to purchase common stock of Apollo BioPharmaceutics, Inc. pursuant to an Agreement and Plan of Merger and Reorganization dated May 8, 2001.

        e)    In November 2001, the registrant sold an aggregate 833,341 shares of Series F-1 convertible preferred stock to 13 investors in exchange for an aggregate purchase price of $6,250,057 in cash. The shares of Series F-1 convertible preferred stock were sold pursuant to a Series F-1 preferred stock purchase agreement dated November 9, 2001. The registrant issued 33,334 shares of Series F-1 preferred stock to RBC Dain Rauscher Inc., which acted as placement agent in connection with the sale of the registrant's Series F-1 convertible preferred stock, as partial payment of the fees that were payable to RBC Dain Rauscher Inc. for such services.

        The issuances described in Item 15(a) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. In addition, the issuances described in Items 15(b), 15(c), 15(d) and 15(e) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the registrant or had access, through employment or other relationships, to such information.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

Exhibit Number	Description of Documents
1.1*	Form of Underwriting Agreement
2.1**	Asset Purchase Agreement dated February 7, 2000 by and among the registrant, Mimotopes Pty. Ltd., Chiron Corporation and Chiron Technologies Pty. Ltd.
2.2**	Agreement and Plan of Merger and Reorganization dated May 8, 2001 by and among the registrant, Mito Acquisition Corp. and Apollo BioPharmaceutics, Inc.
3.1	Certificate of Incorporation of the registrant
3.2*	Amended and Restated Certificate of Incorporation of the registrant
3.3	Bylaws of the registrant
3.4*	Amended and Restated Bylaws of the registrant
4.1*	Specimen Common Stock Certificate
5.1*	Opinion of Gray Cary Ware & Freidenrich LLP
10.1	Form of Indemnity Agreement for directors and officers
10.2	1993 Stock Option Plan and forms of Incentive Stock Option Agreement and Nonstatutory Stock Option Agreement thereunder
10.3*	2000 Outside Directors Stock Option Plan, as amended, terms of Stock Option Agreement and form of Stock Option Grant Agreement thereunder
10.4*	2002 Stock Option Plan, terms of Stock Option Agreement and form of Stock Option Grant Agreement thereunder
10.5*	2002 Employee Stock Purchase Plan and form of subscription agreement thereunder
10.6**	Series F Preferred Stock Purchase Agreement dated August 24, 2000 by and among the registrant and the undersigned individuals and entities thereto
10.7**	Amended and Restated Investors' Rights Agreement dated as of November 9, 2001 by and among the registrant and the undersigned parties thereto
10.8**	Form of Warrant to Purchase Series G Preferred Stock, issued to the former stockholders of Apollo BioPharmaceutics, Inc.
10.9**	Form of Warrant to Purchase Series G Preferred Stock, issued to the former option and warrant holders of Apollo BioPharmaceutics, Inc.
10.10**	Series F-1 Preferred Stock Purchase Agreement dated November 9, 2001 by and among the registrant and the undersigned individuals and entities thereto
10.11**	Employment Letter Agreement dated December 11, 1996 by and between the registrant and Walter H. Moos, Ph.D.
10.12**	Employment Letter Agreement dated March 15, 2001 by and between the registrant and Ronald E. Deane
10.13**	Standard Industrial Lease dated February 28, 2001 by and between the registrant and Collins Development Company
10.14**	Standard Industrial Lease dated February 28, 2001 by and between the registrant and Collins Development Company
10.15**	Transfer of Lease dated September 14, 2001 by and among Mimotopes Pty. Ltd., Chiron Technologies Pty. Ltd. and Monash University
10.16**	Amended and Restated Loan and Security Agreement dated June 21, 2001 by and between the registrant and Silicon Valley Bank

10.17**	Warrant to Purchase Series F Preferred Stock dated June 21, 2001 issued by the registrant to Silicon Valley Bank
10.18**	Equipment Loan and Security Agreement dated as of December 15, 1999 by and between the registrant and MMC/GATX Partnership No. 1
10.19**	Warrant to Purchase Shares of Series E Preferred Stock dated December 15, 1999 issued by the registrant to Meier Mitchell & Company
10.20+	Services Agreement for Chiron Corporation dated February 7, 2000 by and between Mimotopes Pty. Ltd. and Chiron Corporation, as amended
10.21+	License and Option Agreement dated February 8, 1999 by and between Apollo BioPharmaceutics, Inc. and American Home Products Corporation acting through its Wyeth-Ayerst Laboratories Division
10.22+	Collaborative Research and Development Agreement dated November 4, 1998 by and between the registrant and Pfizer Inc., as amended
10.23+	License and Royalty Agreement dated November 4, 1998 by and between the registrant and Pfizer Inc.
21.1**	Subsidiaries of the registrant
23.1**	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
23.3**	Consent of BDO Seidman, LLP
24.1**	Power of Attorney (see page II-6)

*
To be filed by amendment.

**
Filed with initial Registration Statement on Form S-1 (File No. 333-84050) dated March 8, 2002.

+
Confidential treatment requested.

(b)
Financial Statement Schedules.

        No schedules have been filed because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on the 28th day of March, 2002.

MITOKOR, INC.
By:	WALTER H. MOOS, PH.D.* Walter H. Moos, Ph.D. Chief Executive Officer and Chairman of the Board of Directors

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

WALTER H. MOOS, PH.D.* Walter H. Moos, Ph.D.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 28, 2002
/s/ CRAIG JOHNSON Craig Johnson	Chief Financial Officer and Vice President, Finance and Administration (Principal Financial and Accounting Officer)	March 28, 2002
MICHAEL CALLAGHAN* Michael Callaghan	Director	March 28, 2002
JEAN DELEAGE, PH.D.* Jean Deleage, Ph.D.	Director	March 28, 2002
STANDISH M. FLEMING* Standish M. Fleming	Director	March 28, 2002
ALAN S. ROSENTHAL, M.D.* Alan S. Rosenthal, M.D.	Director	March 28, 2002

RICHARD S. SCHNEIDER, PH.D.* Richard S. Schneider, Ph.D.	Director	March 28, 2002
JERRY A. WEISBACH, PH.D.* Jerry A. Weisbach, Ph.D.	Director	March 28, 2002

*By:	/s/ CRAIG JOHNSON	March 28, 2002
Craig Johnson Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description of Documents
1.1*	Form of Underwriting Agreement
2.1**	Asset Purchase Agreement dated February 7, 2000 by and among the registrant, Mimotopes Pty. Ltd., Chiron Corporation and Chiron Technologies Pty. Ltd.
2.2**	Agreement and Plan of Merger and Reorganization dated May 8, 2001 by and among the registrant, Mito Acquisition Corp. and Apollo BioPharmaceutics, Inc.
3.1	Certificate of Incorporation of the registrant
3.2*	Amended and Restated Certificate of Incorporation of the registrant
3.3	Bylaws of the registrant
3.4*	Amended and Restated Bylaws of the registrant
4.1*	Specimen Common Stock Certificate
5.1*	Opinion of Gray Cary Ware & Freidenrich LLP
10.1	Form of Indemnity Agreement for directors and officers
10.2	1993 Stock Option Plan and forms of Incentive Stock Option Agreement and Nonstatutory Stock Option Agreement thereunder
10.3*	2000 Outside Directors Stock Option Plan, as amended, terms of Stock Option Agreement and form of Stock Option Grant Agreement thereunder
10.4*	2002 Stock Option Plan, terms of Stock Option Agreement and form of Stock Option Grant Agreement thereunder
10.5*	2002 Employee Stock Purchase Plan and form of subscription agreement thereunder
10.6**	Series F Preferred Stock Purchase Agreement dated August 24, 2000 by and among the registrant and the undersigned individuals and entities thereto
10.7**	Amended and Restated Investors' Rights Agreement dated as of November 9, 2001 by and among the registrant and the undersigned parties thereto
10.8**	Form of Warrant to Purchase Series G Preferred Stock, issued to the former stockholders of Apollo BioPharmaceutics, Inc.
10.9**	Form of Warrant to Purchase Series G Preferred Stock, issued to the former option and warrant holders of Apollo BioPharmaceutics, Inc.
10.10**	Series F-1 Preferred Stock Purchase Agreement dated November 9, 2001 by and among the registrant and the undersigned individuals and entities thereto
10.11**	Employment Letter Agreement dated December 11, 1996 by and between the registrant and Walter H. Moos, Ph.D.
10.12**	Employment Letter Agreement dated March 15, 2001 by and between the registrant and Ronald E. Deane
10.13**	Standard Industrial Lease dated February 28, 2001 by and between the registrant and Collins Development Company
10.14**	Standard Industrial Lease dated February 28, 2001 by and between the registrant and Collins Development Company
10.15**	Transfer of Lease dated September 14, 2001 by and among Mimotopes Pty. Ltd., Chiron Technologies Pty. Ltd. and Monash University
10.16**	Amended and Restated Loan and Security Agreement dated June 21, 2001 by and between the registrant and Silicon Valley Bank
10.17**	Warrant to Purchase Series F Preferred Stock dated June 21, 2001 issued by the registrant to Silicon Valley Bank
10.18**	Equipment Loan and Security Agreement dated as of December 15, 1999 by and between the registrant and MMC/GATX Partnership No. 1

10.19**	Warrant to Purchase Shares of Series E Preferred Stock dated December 15, 1999 issued by the registrant to Meier Mitchell & Company
10.20+	Services Agreement for Chiron Corporation dated February 7, 2000 by and between Mimotopes Pty. Ltd. and Chiron Corporation, as amended
10.21+	License and Option Agreement dated February 8, 1999 by and between Apollo BioPharmaceutics, Inc. and American Home Products Corporation acting through its Wyeth-Ayerst Laboratories Division
10.22+	Collaborative Research and Development Agreement dated November 4, 1998 by and between the registrant and Pfizer Inc., as amended
10.23+	License and Royalty Agreement dated November 4, 1998 by and between the registrant and Pfizer Inc.
21.1**	Subsidiaries of the registrant
23.1**	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
23.3**	Consent of BDO Seidman, LLP
24.1**	Power of Attorney (see page II-6)

*
To be filed by amendment.

**
Filed with initial Registration Statement on Form S-1 (File No. 333-84050) dated March 8, 2002.

+
Confidential treatment requested.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS